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                                       EXHIBIT 16.1


May 22, 2002


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for PawnMart, Inc. and, under the date of March 20, 2000, except as to note 10, which is as of August 15, 2000, we reported on the consolidated financial statements of PawnMart, Inc. as of and for the years ended January 29, 2000. On May 6, 2002, we were notified that PawnMart, Inc. engaged Grant Thornton LLP as its principal accountant for the fiscal year ended February 2, 2002 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of PawnMart, Inc.'s consolidated financial statements as of and for the fiscal year ended February 3, 2001, and the issuance of our report thereon. We have read PawnMart's statements included under Item 4 of its Form 8-K dated May 20, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with PawnMart, Inc.'s statement that the change was recommended and approved by the Board of Directors.

Very truly yours,

/s/ KPMG LLP

KPMG LLP